UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): April 21, 2020

Diamond Offshore Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13926	76-0321760
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

15415 Katy Freeway

Houston, Texas 77094

(Address of principal executive offices, including Zip Code)

(281) 492-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	DO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.03	Bankruptcy or Receivership.

On April 26, 2020, Diamond Offshore Drilling, Inc. (the “Company”) and certain of its direct and indirect subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Debtors have requested that the Bankruptcy Court administer the Chapter 11 Cases jointly under the caption In re Diamond Offshore Drilling, Inc., et al.

The Debtors filed motions with the Bankruptcy Court seeking authorization to continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. To ensure their ability to continue operating in the ordinary course of business, the Debtors have also filed with the Bankruptcy Court a variety of motions seeking “first day” relief, including authority to continue using their cash management system, pay employee wages and benefits and pay certain vendors and suppliers in the ordinary course of business.

The Debtors filed the Chapter 11 Cases with approximately $435 million of unencumbered cash, which they will use to fund operations in the ordinary course and administrative costs during the Chapter 11 Cases.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 Cases constitutes an event of default that accelerated the Company’s obligations under the following debt instruments (collectively, the “Debt Instruments”):

•	the Indenture (the “Base Indenture”), dated as of February 4, 1997, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York Mellon which was previously known as The Bank of New York) (as successor under the Base Indenture to The Chase Manhattan Bank), as trustee (the “Trustee”), as supplemented and amended by the Eighth Supplemental Indenture (the “Eighth Supplemental Indenture”), dated as of November 5, 2013, between the Company and the Trustee, governing the $250 million aggregate principal amount of outstanding 3.45% Senior Notes due 2023;

•	the Base Indenture as supplemented and amended by the Ninth Supplemental Indenture, dated as of August 15, 2017, between the Company and the Trustee, governing the $500 million aggregate principal amount of outstanding 7.875% Senior Notes due 2025;

•	the Base Indenture, as supplemented and amended by the Seventh Supplemental Indenture, dated as of October 8, 2009, between the Company and the Trustee, governing the $500 million aggregate principal amount of outstanding 5.70% Senior Notes due 2039;

•	the Base Indenture, as supplemented and amended by the Eighth Supplemental Indenture, governing the $750 million aggregate principal amount of outstanding 4.875% Senior Notes due 2043; and

•	the Senior 5-Year Revolving Credit Agreement, dated as of October 2, 2018, with Wells Fargo Bank, National Association, as administrative agent, an issuing lender and swingline lender, the lenders party thereto and the other parties thereto, under which an aggregate of $442 million is outstanding.

The Debt Instruments provide that as a result of the filing of the Chapter 11 Cases, the principal and accrued interest due thereunder shall be immediately due and payable. Any efforts to enforce such payment obligations under the Debt Instruments are automatically stayed as a result of the filing of the Chapter 11 Cases, and the creditors’ rights of enforcement in respect of the Debt Instruments are subject to the applicable provisions of the Bankruptcy Code.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In response to the current economic and market uncertainty and volatility in the global oil and gas industry, including but not limited to, the impacts of the oil price war between Saudi Arabia and Russia and regulatory, market and commercial challenges arising as a result of the COVID-19 pandemic and efforts to mitigate the spread of the virus, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has recommended, and the Board has adopted, changes in the Company’s compensation programs to incentivize and retain certain key employees, which changes the Board has determined are in the best interests of the Company and its stakeholders.

Amendment to 2018 and 2019 Long-Term Cash Incentive Awards

As previously disclosed in our public filings, the Company has granted long-term cash incentive awards in 2018 and 2019 (the “2018 and 2019 Cash LTIP Awards”) to certain key employees, including, our named executive officers, under the Company’s Incentive Compensation Plan, as amended and restated from time to time (the “Cash Incentive Plan”).

The long-term cash incentive awards granted to our CEO in 2018 vest solely upon the level of attainment against a designated three-year financial performance goal. Most of the long-term cash incentive awards (60%) granted to our other named executive officers in 2018 vest upon the level of attainment of the same three-year financial performance goal (the “performance tranche”), and the remainder of the long-term cash incentive awards (40%) granted to our other named executive officers time-vest (half two years after the grant date and half three years after the grant date). For the 2018 awards, the performance tranche was subject to the level of achievement of the same target of average ratio of adjusted EBITDA to adjusted net PP&E for each year of the three-year performance period. Subject to the achievement of the performance conditions, the value of the performance tranche that is earned and eligible to vest can range between 67% (at threshold level) and 133% (at maximum level) of the target value of the performance tranche.

Half of long-term cash incentive awards granted to our named executive officers in 2019 vest upon the level of attainment of designated three-year financial, operational and marketing performance goals, and the remainder of the long-term cash incentive awards granted to our named executive officers time-vest (half two years after the grant date and half three years after the grant date). For the 2019 awards, the performance tranche was subject to three equally-weighted performance goals: (i) average ratio of adjusted operating cash flow to adjusted net PP&E, (ii) average annual rig efficiency and (iii) the amount of added cumulative contract backlog, in each case, for each year of the three-year performance period. Subject to the achievement of the performance conditions, the value of the performance tranche that is earned and eligible to vest can range between 67% (at threshold level) and 133% (at maximum level) of the target value of the performance tranche.

The Committee, taking into account the current economic uncertainty and the Company’s need to retain key employees, as advised by the Company’s restructuring advisors and compensation consultant, determined that it would be appropriate to pay out a portion of the 2018 and 2019 Cash LTIP Awards to all grantees, including the named executive officers, based on completed service and performance achieved as of April 1, 2020.

On April 21, 2020, the Board, based on the recommendation of the Committee and the Company’s restructuring advisors and compensation consultant, approved an amendment to the terms of the 2018 and 2019 Cash LTIP Awards. The amendment provides for the vesting and payment of a prorated portion of each grantee’s 2018 and 2019 Cash LTIP Award, based on service and actual company performance achieved through April 1, 2020. For purposes of the performance metrics, the Committee determined that performance for the 2018 long-term cash incentive awards and 2019 long-term cash incentive awards had been achieved at 105.7% and 116% of target level of performance, respectively; however, in accordance with the terms of the awards the Committee exercised its negative discretion to decrease the performance results for the outstanding 2018 and 2019 Cash LTIP Awards to 100% of target level of performance. The amount that the Company paid to each named executive officer, before the application of withholding taxes, in respect of his 2018 and 2019 LTIP Awards is as follows: Marc Edwards, President and Chief Executive Officer - $1,750,000; Ronald Woll, Executive Vice President and Chief Commercial Officer - $260,833; Scott L. Kornblau, Senior Vice President and Chief Financial Officer - $140,208; and David L. Roland, Senior Vice President, General Counsel and Secretary - $160,000. Mr. Thomas M. Roth, Senior Vice President — Worldwide Operations, has announced that he is retiring effective April 30, 2020, and consequently did not receive an accelerated payment of prorated 2018 and 2019 Cash LTIP Awards.

As a condition to the receipt and retention of the accelerated payments, each grantee, including each of our named executive officers receiving the payment, has agreed that if he or she resigns from employment with the Company or if his or her employment is terminated by the Company for “cause,” in either case prior to the first anniversary of the payment date, the grantee will be required to repay to the Company the entire amount of the payment, net of applicable tax withholdings.

Approval of the 2020 Key Employee Incentive Plan, Non-Executive Incentive Plan and Key Employee Retention Plan

As previously approved and disclosed in our public filings, the Company planned to grant long-term cash incentive awards under the Cash Incentive Plan to key employees of the Company, including our named executive officers, at the commencement of the second quarter of 2020. For certain executives, including the named executive officers, 25% of the planned cash incentive awards would cliff vest in two years subject to our level of achievement of three two-year performance goals described below, and 75% would time-vest (half of the time-vesting cash incentive awards would vest one year after the grant date and half would vest two years after the grant date) (the “2020 LTIP Awards”). For the 2020 LTIP Awards, the performance tranche was subject to three equally-weighted performance goals: (i) added backlog, (ii) rig operational efficiency and (iii) organizational transformation measured by reductions in office overhead expense. For other key employees that would have received long-term cash incentive awards in 2020, the awards would have vested over a two-year time period. However, due to the current economic and market uncertainty, the 2020 LTIP Awards were not granted. The Board, based on the recommendation of the Committee and the Company’s restructuring advisors and compensation consultant, determined it would be in the best interest of the Company to forgo the plan to issue the 2020 LTIP Awards and instead adopt new incentive plans.

On April 21, 2020, the Board, based on the recommendation of the Committee and the Company’s restructuring advisors and compensation consultant, approved the adoption of a key employee incentive plan (“KEIP”), a non-executive incentive plan (“NEIP”) and a key employee retention plan (“KERP”), each such plan to be subject to approval by the Bankruptcy Court in the Chapter 11 Cases. If the plans are approved, they will provide quarterly incentive opportunities for the year-long period from April 2020 through March 31, 2021, for key employees of the Company whose continued dedication and performance is critical to the Company’s operation and success.

Participants in the KEIP will include nine key employees of the Company, including, among others, Messrs. Edwards, Woll, Kornblau and Roland.

If approved, under the KEIP, the NEIP and the KERP, and in lieu of receiving the 2020 LTIP Award and the 2020 annual cash incentive award, each plan participant will receive an opportunity to earn a cash incentive at a target amount equal to the sum of the previously set target long-term incentive and annual bonus opportunities for fiscal year 2020. As a condition to receiving such bonus opportunity, each plan participant will (i) forfeit outstanding unpaid rights under the 2018 and 2019 Cash LTIP Awards (after giving effect to the payouts described above), (ii) forfeit outstanding restricted stock unit awards granted in 2018 and 2019 under the Company’s Equity Incentive Compensation Plan, as amended and restated from time to time (the “Equity Incentive Plan”), (iii) forfeit outstanding awards of stock appreciation rights previously granted under the Company’s Equity Incentive Plan, (iv) have no right to receive the previously approved 2020 LTIP Award and (v) have no right to receive the previously approved annual cash incentive award for fiscal year 2020.

If approved, under the KEIP and the NEIP, each KEIP and NEIP participant is eligible to earn a performance-driven cash incentive payment following the completion of each of the second,

third and fourth quarters of 2020 and the first quarter of 2021 (the “Quarterly Incentives”), depending upon the extent to which certain performance goals have been achieved for each such quarter. The KEIP and NEIP payout amount for each of these quarters will be determined based upon the level of achievement of the following three performance metrics: (i) average rig efficiency, weighted 40%; (ii) lost time incidents, weighted 20% and (iii) reduction in overhead expenses, weighted 40%. Generally, the amount of the KEIP or NEIP payment, if payable, will range from 50% (at threshold level) to 150% (at stretch level) of the target value of a KEIP or NEIP participant’s incentive payment. The target KEIP payment (assuming target levels of performance are achieved) for each named executive officer is as follows: Mr. Edwards - $5,000,000; Mr. Woll - $1,360,920; Mr. Kornblau - $555,000 and Mr. Roland - $602,800.

In addition to performance being measured for each quarter, the KEIP and NEIP have a catch-up provision, such that performance goals will be measured cumulatively at the end of the second, third and fourth quarters of the plan, taking into account each such quarter and all preceding quarters. To the extent performance was not achieved at the stretch level for any preceding quarter, a KEIP or NEIP participant will be eligible to earn an additional “catch-up” payment for the prior quarters; provided, that in no event will the “catch-up” payment be greater than the cumulative quarterly plan payments assuming maximum level of performance for such period.

In order to earn a Quarterly Incentive for any quarter, a KEIP or NEIP participant must be employed by the Debtors through the payment date for that Quarterly Incentive. A KEIP or NEIP participant whose employment with the Debtors terminates due to death or disability, by the Debtors without “cause” or by a KEIP participant for “good reason” prior to the end of the applicable quarter will be entitled to a pro-rata portion of his or her KEIP or NEIP payment that would otherwise have been earned for such quarter based on the percentage of the quarter such participant was engaged by the Debtors. If the Debtors emerge from the Chapter 11 Cases prior to the end of any quarter under the KEIP or NEIP, each KEIP or NEIP participant will be entitled to a pro-rata portion of his or her KEIP or NEIP payment that would otherwise have been earned for such quarter based on the percentage of the quarter such participant was engaged by the Debtors through the emergence date, based on actual quarterly and cumulative performance achieved as of the date of emergence.

If approved, under the KERP, each KERP participant is eligible to earn a quarterly cash retention payment following the completion of each of the second, third and fourth quarters of 2020 and the first quarter of 2021. In order to earn the KERP retention payment for any quarter, a KERP participant must generally remain employed by the Debtors through the date of payment for each such installment. A KERP participant whose employment with the Debtors terminates due to death or disability or by the Debtors without “cause” prior to the end of any quarter will be entitled to a pro-rata portion of his or her KERP payment that would otherwise have been earned for such quarter based on the percentage of the quarter such participant was engaged by the Debtors. If the Debtors emerge from the Chapter 11 Cases prior to the end of any quarter under the KERP, each KERP participant will be entitled to the next KERP payment scheduled to be paid on the applicable payout date immediately following the emergence, subject to the KERP participant’s continued employment through the date of payment.

The Debtors will file a motion with the Bankruptcy Court in the Chapter 11 Cases seeking approval of the KEIP, the NEIP and the KERP (the “Plan Motion”). The Debtors will not make payments to participants in the KEIP, NEIP or KERP unless and until the Court has entered an order authorizing the KEIP, NEIP or KERP, respectively.

The foregoing description of the KEIP, NEIP and KERP does not purport to be complete and is qualified in its entirety by reference to the forthcoming Plan Motion.

Item 7.01	Regulation FD Disclosure.

The Company cautions that trading in the Company’s securities during the pendency of the Chapter 11 Cases is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by the holders of the Company’s securities in the Chapter 11 Cases. The Company expects that its equity holders could experience a significant or complete loss on their investment, depending on the outcome of the Chapter 11 Cases.

In connection with the filing of the Chapter 11 Cases, the Company issued a press release on April 27, 2020. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On April 21, 2020, the Board, based on the recommendation of the Committee and the Company’s restructuring advisors and compensation consultant, approved an amendment to the compensation program for the members of the Board (except for directors who are employed by the Company or Loews Corporation, who will not receive any cash compensation for serving on the Board or on any committees of the Board). Under the amended director compensation program, the Company replaced the annual equity compensation component of the program, which had an annual grant date value of $50,000, with an equivalent amount of cash compensation. Accordingly, under the amended director compensation program, no directors will receive equity compensation, and the Company will pay each of its eligible non-employee directors an annual cash retainer of $200,000 per year (increased from $150,000), paid in quarterly installments. With the change, the total amount of base director compensation for non-employee directors will remain the same.

Forward Looking Statements

Certain statements in this report are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Company representatives may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “anticipate,” believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “could,” “should,” “seek” and similar expressions. Forward-looking statements reflect the Company’s current expectations and assumptions regarding its business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and the Company’s current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the Company’s operations, markets, services, prices and other factors as discussed in the Risk Factors section of the Company’s filings with the Securities and Exchange Commission (the “SEC”). While management believes the Company’s assumptions are reasonable, the Company cautions against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for management to anticipate all factors that could affect the Company’s actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Debtors’ ability to obtain the approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 Cases and the outcomes of Bankruptcy Court rulings and the Chapter 11 Cases in general, the effectiveness of the overall restructuring activities pursuant to the Chapter 11 Cases and any additional strategies that the Debtors may employ to address their liquidity and capital resources, the actions and decisions of creditors, regulators and other third parties that have an interest in the Chapter 11 Cases, restrictions on the Debtors due to the terms of any debtor-in-possession credit facility that the Debtors may enter into in connection with the Chapter 11 Cases and restrictions imposed by the Bankruptcy Court, increased legal and other professional costs necessary to execute the Debtors’ restructuring, the trading price and volatility of the Company’s common stock and the effects of the Chapter 11 Cases on the Company’s continued listing on the New York Stock Exchange, the effects and the length of the 2019 novel coronavirus (COVID-19) pandemic and the other factors listed in the Company’s SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by the Company and Company representatives speak only as of the date on which they are made. Factors or events that could cause actual results to differ may emerge from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Item 9.01.	Financial Statements and Exhibits

(d)    Exhibits.

Exhibit number	Description

99.1	Press Release dated April 27, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2020	DIAMOND OFFSHORE DRILLING, INC.

	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Secretary

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